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                               Sherrard & Roe, PLC
                          424 Church Street, Suite 2000
                               Nashville, TN 37219






                                 May ___, 1999

The Shareholders of Background America, Inc.
1900 Church Street, Suite 400
Nashville, Tennessee  37203

Ladies and Gentlemen:

         We have acted as counsel to Background America, Inc., a Tennessee corporation (the "Company"), in connection with the planned merger (the "Merger") of the Company with and into Kroll-O'Gara Tennessee, Inc. ("Merger Sub"), a Tennessee corporation and a wholly owned subsidiary of The Kroll-O'Gara Company, an Ohio corporation ("Parent"), pursuant to an Agreement and Plan of Merger dated as of January 21, 1999, by and among the Company, Merger Sub and Parent, as amended (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by Parent with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by the Company and Parent (the "Certified Representations"), which we have neither investigated nor verified, as well as certain statements and representations contained in the Merger Agreement and the Proxy Statement/Prospectus, which we have also neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) each of the Company, Parent, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder; and (iii) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and


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binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by the Company, Parent, or Merger Sub as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

         Based upon the foregoing and subject to the limitations set forth below and in the Proxy Statement/Prospectus, it is our opinion, under presently applicable United States federal income tax law, that the section of the Proxy Statement/Prospectus entitled "The Merger -- United States Federal Income Tax Consequences" properly describes the material United States federal income tax consequences to the holders of Company Common Stock, the Series A Preferred Stock and Options (other than Options exercised in connection with the Merger) of (i) the exchange of Company Common Stock and Series A Preferred Stock for TKOG Common Stock pursuant to the Merger and (ii) the conversion of Options pursuant to the Merger.

         No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any United States state or local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

         We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

         This opinion has been delivered for the purpose of being included as an exhibit to the Registration Statement.



                                           Very truly yours,